September 28, 2005

To: Mitch White – CEO CYOP Systems

Re: Resignation

Dear Mitch:

Please accept my resignation as President and Director from CYOP Systems International Inc. immediately.

Regards,

/s/ Patrick Smyth
Patrick Smyth